Exhibit 10.437

REINSTATEMENT OF AND AMENDMENT TO PURCHASE AND

SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

THIS REINSTATEMENT OF AND AMENDMENT TO PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Amendment”) is entered into as of November 4, 2004 by and between Donahue Schriber Realty Group, L.P., a Delaware limited partnership (“Seller”), and Inland Real Estate Acquisitions, Inc., an Illinois corporation (“Buyer”).

RECITALS:

A.                                   Seller and Buyer entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of October 11, 2004 (as previously amended in writing, the “Agreement”; capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement) with respect to the property known as Placentia Village Center located in Placentia, California. Buyer terminated the Agreement in accordance with its terms on November 3, 2004.

B.                                     Seller and Buyer now desire to reinstate the Agreement, to acknowledge certain matters with respect to the Agreement, and to amend the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, Buyer and Seller agree as follows with respect to the Agreement:

1.                                       Reinstatement; Waiver of Contingencies; Reduction of Purchase Price; Closing Date. The Agreement is hereby reinstated in accordance with its terms, as amended by this Amendment. November 3, 2004 is acknowledged to have been the Decision Date, and Buyer’s execution and delivery of this Amendment (effective upon receipt of a faxed counterpart executed by Seller) constitutes Buyer’s waiver of all rights to terminate the Agreement on or before the Decision Date. Due to the amount of scheduled rent under the November 1, 2004 lease (the “Callender Lease”) between Landlord and Marie Callender Pie Shops Inc. lease (the “Callender”), the Purchase Price is hereby reduced by the sum of $35,000.00 and accordingly is the sum of Twenty Four Million Eight Hundred Sixty Five Thousand Dollars ($24,865,000.00). Notwithstanding any other provision of the Agreement to the contrary, if Callender does not execute and deliver an extension of the Callender Lease prior to Closing, in substantially the form of the extension previously delivered to Buyer, Buyer shall have the right to terminate the Agreement and have the Deposit returned to it. The Closing Date shall be November 10, 2004; provided, however, if Buyer has the right to terminate the Agreement on November 10, 2004 pursuant to the previous sentence or in accordance with Section 4.7 of the Agreement, Seller shall have the right to extend the Closing Date until November 16, 2004 to enable Seller to attempt to obtain more Estoppols (and a CC&R Estoppel, if applicable, and the executed Callender Lease extension, if applicable).

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2.                                       Escrow for Callender. Pursuant to Exhibit C of the Callender Lease, Seller is to provide Callender with a tenant improvement allowance in the amount of up to $100,000. At Closing, Seller shall deposit into escrow, with Escrow Holder, the sum of $100,000 (the “Callender Funds”). The Callendar Funds (or the applicable portion thereof) shall be released to Buyer (for immediate release to Callender) upon Buyer’s delivery of Buyer’s written certification (“Buyer’s Callender Certification”) to Seller and Escrow Holder that Callender is entitled to the Callender Funds (or the specified portion thereof) pursuant to Exhibit C of the Callender Lease.  Once Callender has obtained all of the Callender Funds to which it is entitled under Exhibit C to the Callender Lease, any remaining balance of the Callender Funds still held by Escrow Holder shall be released to Seller.

3.                                       Escrow for Huntington. Seller has entered into a lease (the “Huntington Lease”) dated September 7, 2004 with S&E Learning, Inc. (“Huntington”) covering a portion of the Property as more particularly described therein (the “Huntington Premises”). Huntington has not yet finished its tenant improvements as required by the Huntington Lease nor has the “Commencement Date” (as defined in the Huntington Lease) occurred. Pursuant to the Huntington Lease, Seller is obligated to pay $25,000 to Huntington for tenant improvements (the “Huntington TIs”), and $16,520 to the broker owed the same (the “Broker”) for leasing commissions (the “Huntington Commissions”). Pursuant to the Huntington Lease, on the Commencement Date, Huntington is obligated to pay to the landlord thereunder the sum of $5,451.58 per month for base rent (for the 1st 12 months, to be increased by 3% for the 2nd 12 months and $1,355.00 per month for estimated operating expenses (the sum of the foregoing amounts, being $6,806.58, not taking into consideration the 3% increase, is herein called the “Monthly Huntington Rent”). At Closing, Seller shall deposit into escrow, with Escrow Holder, the sum of $207,328.29 (the “Huntington Funds”) with respect to the Huntington Lease (said sum equals the product of the Monthly Huntington Rent times twenty four (24), plus the Huntington TIs and plus the Huntington Commission). The Huntington TIs (or the applicable portion thereof) shall be released to Buyer (for immediate release to Huntington) upon Buyer’s delivery of Buyer’s written certification (“Buyer’s Huntington Certification”) to Seller and Escrow Holder that Huntington is entitled to the Huntington TIs (or the specified portion thereof) pursuant to Article VII of Exhibit B to the Huntington’s Lease. The Huntington Commission shall be disbursed by Escrow Holder to Broker upon the Commencement Date. Commencing the Closing Date, and on the eighth (8th) day of each month thereafter until the Commencement Date, the Huntington Monthly Rent (or a prorated portion thereof for the month of Closing and the month the Commencement Date occurs) shall be promptly disbursed to Buyer from the Huntington Funds upon Buyer’s delivery of written certification to Escrow Holder and Seller that Huntington has not yet paid the Huntington Monthly Rent then due. In the event that, after Buyer shall have been paid the Huntington Monthly Rent (or any portion thereof) out of the Huntington Funds for any particular month, Buyer should receive payment of all or any portion of the Huntington Monthly Rent from Huntington for such month, Buyer shall immediately remit the same to Seller. Upon the Commencement Date, the Huntington Funds still being held by Escrow Holder and not previously disbursed by Escrow Holder pursuant to this Section 3 shall be promptly disbursed to Seller. Buyer agrees to notify Seller in writing promptly upon the Commencement Date.

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4.                                       Baskin Robbins and Beauty Avenue. Seller agrees to use diligent good faith efforts to extend the existing Baskin Robbins lease prior to Closing. Seller further agrees that Seller shall not, for a period of 2 years after the Closing, lease space in Seller’s adjacent shopping center to the tenant at the Property doing business as “Beauty Avenue”.

5.                                       Agreement in Effect. The terms and provisions of this Amendment shall control over any inconsistent terms and provisions of the Agreement. Except as amended hereby, the parties acknowledge and agree that the Agreement is in full force and effect in accordance with its terms. If required by Escrow Holder, Buyer and Seller shall enter into a separate escrow agreement with
Escrow Holder to implement the post-Closing elements of this Amendment, provided such escrow agreement is not in conflict with this Amendment. This Amendment may be executed in counterparts, each of which shall be an original and both of which, together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first above written.

SELLER:	Donahue Schriber Realty Group, L.P., a Delaware limited partnership

By: Donahue Schriber Realty Group, Inc., a Maryland corporation, its general partner

	By:	/s/ Patrick S. Donahue

	Name:	PATRICK S. DONAHUE

	Title:	PRESIDENT

	By:	/s/ Dirk Van Wyk

	Name:	Dirk Van Wyk

	Title:	Vice President

BUYER:	Inland Real Estate Acquisitions, Inc., an Illinois corporation

	By:	/s/ G. Joseph Cosenza

	Name:	G. JOSEPH COSENZA

	Title:	PRESIDENT

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PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of October 11,2004 by and between Donahue Schriber Realty Group, L.P., a Delaware limited partnership (“Seller”), and Inland Real Estate Acquisitions, Inc., an Illinois corporation (“Buyer”).

RECITALS:

A.                                   Seller is the owner of certain real property improved as a retail center known as Placentia Village Center located in Placentia, California.

B.                                     Buyer desires to purchase that property, and Seller desires to sell that property, on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, Buyer and Seller agree as follows:

1.               PURCHASE AND SALE

1.1                   Agreement to Buy and Sell. Subject to all of the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Buyer and Buyer hereby agrees to acquire and purchase from Seller the following (collectively, the “Property”):

1.1.1        All of Seller’s right, title and interest in and to that certain parcel of real property described on Exhibit “A” attached hereto, together with all of Seller’s rights, privileges and easements appurtenant thereto (collectively, the “Land”);

1.1.1                        All of Seller’s right, title and interest in and to all improvements, structures, equipment and fixtures located on or under the Land (collectively, the “Improvements”) (the Land and Improvements are herein collectively called the “Project”);

1.1.2                        All of Seller’s right, title and interest in and to all tangible personal property, if any, located on or affixed to the Project and used in connection with the ownership, operation, use or maintenance of the Project, and all intangible property, if any, owned or held by Seller that pertains to the ownership, maintenance, use or operation of the Project, including but not limited to the Project’s name (collectively, the “Personal Property”);

1.1.3                        All of Seller’s interest in any leases or other agreements demising space in or providing for the use or occupancy of any portion of the Project (collectively, the “Leases”); and

1.1.4                        All of Seller’s right, title and interest in and to any and all service contracts, maintenance agreements, warranties, guaranties, permits and licenses and other contracts and agreements relating to the Property, if any, which continue in full force and effect beyond the

“Closing” (as defined below) (collectively, the “Contracts”), to the extent the Contracts are assignable. The Property does not include cash, any insurance claims (except to the extent Section 4.5 is applicable), or any other claims against third parties.

1.2                   Purchase Price. The purchase price to be paid by Buyer to Seller for the Property shall be the sum of Twenty Four Million Nine Hundred Thousand Dollars ($24,900,000) (the “Purchase Price”).

1.3                   Payment of Purchase Price.   The Purchase Price shall be payable as follows:

1.3.1                        Within two (2) business days after the “Effective Date” (as defined below), Buyer shall deliver to Stewart Title Insurance Company (“Escrow Holder” or the “Title Company”), in immediately available funds, the sum of Five Hundred Thousand Dollars ($500,000) (said sum, together with any interest earned thereon while held by Escrow Holder, is herein called the “Deposit”).    Escrow Holder shall deposit the Deposit into an interest-bearing account satisfactory to Buyer pending disbursement in accordance with the terms of this Agreement. Unless Buyer terminates this Agreement by delivery of written notice of termination (the “Termination Notice”) to Seller and Escrow Holder on or before October 27, 2004 (the “Decision Date”), the Deposit shall be non-refundable after the Decision Date, except in the event of Seller’s “Default” (as defined below) that occurs or continues after the Decision Date and except as otherwise expressly herein provided, and shall be applied to the Purchase Price at Closing. As used herein, Seller’s “Default” shall not be deemed to have occurred unless Seller shall be in default hereunder and shall not have cured such default within five (5) days after written notice from Buyer.

1.3.2                        Not later than 10:00 am Pacific time on the “Closing Date” (as defined below), Buyer shall deposit into Escrow, by wire transfer of federal funds, the balance of the Purchase Price, subject to adjustment by reason of any applicable prorations and the allocation of closing costs described below.

2.               OPENING OF ESCROW

2.1                   Escrow; Escrow Holder. Within two (2) business days after Seller shall have executed this Agreement, Seller shall open an escrow (the “Escrow”) with Escrow Holder at 505 N. Brand Blvd., Ste. 800, Glendale, CA 91203, Attn: Josette Loaiza, by delivering an executed copy of this Agreement to Escrow Holder. The date the Escrow is opened pursuant to the preceding sentence is herein called the “Effective Date”. Escrow Holder shall promptly advise Buyer and Seller of the Effective Date.

2.2                   Escrow Instructions. The terms and conditions set forth in this Agreement shall constitute both an agreement between Seller and Buyer and escrow instructions for Escrow Holder. Seller and Buyer shall promptly execute and deliver to Escrow Holder any separate or additional escrow instructions requested by Escrow Holder that are consistent with the terms of this Agreement. Any separate or additional instructions shall not modify or amend the provisions of this Agreement unless otherwise expressly set forth by mutual consent of Buyer and Seller. As used in this Agreement, “Closing” shall mean the recordation (or the commitment of the Title Company to do so to the satisfaction of Buyer) of the “Deed” (as defined below) in the Official Records of Orange County, California and the payment of the Purchase Price to Seller.

2.3                   Closing Date. Escrow shall close on or before November 1, 2004 (the “Closing Date”).

3.               ACTIONS PENDING CLOSING

3.1                   Buyer’s Review of Title.

3.1.1                        Prior to execution of this Agreement Seller has delivered to Buyer a copy of a current preliminary title report or commitment for title insurance (as well as a copy of each exception referenced therein) showing the condition of title to the Property (the “Title Report”), and a survey of the Property (the “Survey”). Seller shall cooperate with Buyer in connection with obtaining an update of the Survey, but in no event shall Seller be in breach or default by reason of the contents, or timing of delivery of the update, of the Survey.

3.1.2                        Buyer shall have until October 25, 2004 (the “Title Date”) within which to deliver to Seller written notice of Buyer’s disapproval of title as shown on the Title Report and Survey (those title matters identified on the Title Report and Survey and timely disapproved in writing by Buyer are hereafter called the “Disapproved Exceptions”). Buyer’s failure to deliver such notice to Seller on or before the Title Date shall constitute Buyer’s approval of the condition of title as shown on the Title Report and Survey.

3.1.3                        Seller shall notify Buyer in writing within two (2) business days after Seller’s receipt of Buyer’s notice of Disapproved Exceptions that: (a) Seller will remove such Disapproved Exceptions from title as of or before Closing; or (b) Seller will not remove any or certain specified Disapproved Exceptions from title. Seller’s failure to address any Disapproved Exceptions in any notice, or failure to give a notice as to any Disapproved Exceptions, shall constitute Seller’s statement that it will not remove such Disapproved Exceptions from title.

3.1.4                        If Seller does not provide Buyer with written notice that it shall remove all Disapproved Exceptions from title, Buyer shall have the right to terminate this Agreement by delivery of written notice of termination in accordance with Section 3.3 on or before the Decision Date, as Buyer’s sole and exclusive remedy. Buyer’s failure to provide such notice of termination on or before the Decision Date shall constitute Buyer’s waiver of its disapproval of the Disapproved Exceptions. In the case of Buyer’s waiver (or deemed waiver) of Disapproved Exceptions, Seller shall have no obligation to remove or otherwise address such Disapproved Exceptions from title, and such waived Disapproved Exceptions shall be deemed approved. If Buyer elects to terminate this Agreement pursuant to this Section 3.1.4, the provisions of Section 3.3 shall apply. Except for the Disapproved Exceptions Seller removes or covenants to remove, the exceptions to title shown by the Title Report and Survey and any encumbrance arising from the acts of Buyer are called the “Permitted Exceptions” in this Agreement. In no event shall any mortgage or judgment liens be Permitted Exceptions, and in no event shall any exceptions created by Seller after the Effective Date that materially adversely affect title to the Property be Permitted Exceptions, and Seller shall cause the same to be removed at or before Closing. Should a supplemental Title Report be issued by the Title Company after the date of the original Title Report disclosing additional title exceptions that adversely affect the condition of title to the Property, then the Title Date shall, if applicable, be extended to the date that is three (3) business days after Buyer’s receipt of the supplemental Title Report, and if necessary, the Closing Date shall be automatically extended to the extent necessary to accommodate the approval procedures of Section 3.1.3 and this Section 3.1.4.

3.2                   Buyer’s Review of the Property; Agreements. Seller has provided Buyer with copies of (or make available to Buyer for review at the Project) the items reflected on Schedule 3.1 attached hereto (collectively, the “Due Diligence Documents”). Notwithstanding the foregoing or any other provision hereof to the contrary, (i) Seller’s responsibility to provide Due Diligence Documents shall be limited to those Due Diligence Documents in Seller’s (or its property manager’s) possession (without limiting the foregoing, those items that are marked “not in our possession” on Schedule 3.1 shall not be provided), (ii) Seller shall not be required to generate reports or analyses not typically prepared (or reflecting information not typically reflected) in Seller’s ordinary course of business, and (iii) the Due Diligence Documents are provided as an accommodation to Buyer and, except for any representations and warranties expressly set forth in this Agreement, Seller expressly disclaims any and all representations and warranties regarding the same. On or before the Decision Date, Buyer shall have reviewed the foregoing and prepared, obtained, reviewed (or shall have chosen not to have prepared, obtained or reviewed) and approved, among other things, all other reports of investigations of the Property, including, such soil, environmental, geological and engineering tests and reports, and other inspections of the Property as Buyer shall deem necessary in order to determine whether the Property is suitable for Buyer’s intended use, as well as investigated (or chosen not to have investigated) all zoning requirements, federal, state and local laws, ordinances, rules, regulations, permits, licenses, approvals and orders applicable to the Property. Pursuant to and subject to the requirements of Section 3.5 of this Agreement, Buyer may enter onto the Property for the purpose of conducting its inspection (the “Inspection”) of the Property; provided, however, without first obtaining Seller’s prior written consent, which consent will not be unreasonably withheld, Buyer shall only conduct a visual inspection, with no right to conduct any physical testing, boring, sampling or removal (collectively “Physical Testing”) of any portion of the Property. If Buyer wishes to conduct any Physical Testing of the Property, Buyer shall submit a work plan to Seller prior to the Decision Date for Seller’s prior written approval, which work plan Seller may modify, limit or disapprove in its reasonable discretion. If, on the basis of the review and the Inspection described in this Section 3.2, or if for any other reason or no reason, Buyer determines that the Property is not suitable for Buyer’s intended use, then Buyer may terminate this Agreement by delivering the Termination Notice to Seller and Escrow Holder on or before the Decision Date. Buyer’s failure to deliver the Termination Notice to Seller and Escrow Holder on or before the Decision Date shall constitute Buyer’s approval of the aforementioned items and of the condition of the Property.

3.3                   Buyer’s Termination. If Buyer elects to terminate this Agreement in accordance with Sections 3.1.4 or 3.2, Buyer shall deliver the Termination Notice to Seller and Escrow Holder on or before the Decision Date. If Buyer elects to terminate this Agreement in accordance with Sections 4.4 or 4.5, then on or before the dates specified therein, Buyer shall deliver a Termination Notice to Seller and Escrow Holder that Buyer elects to terminate this Agreement pursuant to said Sections. Buyer’s failure to timely deliver such termination notice pursuant to said Sections of this Agreement shall constitute Buyer’s waiver of Buyer’s right to terminate this Agreement pursuant to said Sections. If Buyer timely elects to terminate this Agreement pursuant to Sections 3.1.4, 3.2, 4.1.7,

4.3, 4.4, 4.5 or 4.7, Escrow Holder shall deliver the Deposit to Buyer, less fifty percent (50%) of any Escrow termination fee, and Escrow Holder shall return to the depositor thereof any other materials previously placed in Escrow and remaining in Escrow; and neither party shall thereafter have any further rights or obligations under this Agreement unless expressly provided otherwise herein.

3.4                   No Processing. Without Seller’s prior written consent, until the Closing, Buyer shall not make any application to any governmental agency for any permit, approval, license or other entitlement for the Property or the use or development thereof.

3.5                   Access to Property.

3.5.1                        Subject to the rights of existing tenants of the Property (“Tenants”), whom Buyer hereby agrees not to interview or question without having provided Seller and Seller’s Broker (as defined below) with at least 24 hours prior written notice of its intention to do so during such interview, Seller hereby grants to Buyer and Buyer’s representatives, agents, employees and contractors (collectively, “Buyer’s Agents”) a nonexclusive license to enter onto the Property solely for the purpose of conducting Buyer’s Inspection. Any Inspection work shall be at the sole cost and expense of Buyer. The license created under this Section 3.5.1 shall expire on termination of this Agreement. At least forty-eight (48) hours prior to any entry and Inspection, Buyer shall provide Seller with sufficient evidence to show that Buyer and Buyer’s Agents, who are to enter upon the Property, are adequately covered by policies of insurance issued by a carrier reasonably acceptable to Seller insuring Buyer and Seller against any and all liability arising out of Buyer’s or Buyer’s Agents’ entry upon and Inspection of the Property, including without limitation any loss or damage to the Property, with coverage in the amount of not less than $1,000,000 per occurrence.

3.5.2                        Buyer agrees to keep the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Buyer or Buyer’s Agents with respect to any Inspection or Physical Testing of the Property. If any such lien shall at any time be filed, Buyer shall cause the same to be discharged of record within twenty (20) days thereafter by satisfying the same or, if Buyer in its discretion and in good faith determines that such lien should be contested, by recording a bond. Failure by Buyer to discharge such lien shall be a material breach of this Agreement and Seller may terminate this Agreement by written notice thereof to Buyer.

3.5.3                        Buyer shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances, or policies in conducting the Inspection and the Physical Testing.

3.5.4                        Buyer hereby agrees to hold harmless, protect, defend and indemnify, and hereby releases, Seller and its trustees, officers, directors, employees, contractors, agents, subsidiaries and affiliates, and its and their respective successors and assigns (collectively, the “Indemnitees”) and the Property from and against any and all claims, demands, causes of action, losses, liabilities, liens, encumbrances, costs or expenses (including without limitation reasonable attorneys’ fees and litigation costs) arising out of, connected with or incidental to: (a) any injuries to persons (including death) or property (real or personal), or (b) any mechanics’, workers’ or other liens on the Property, by reason of or relating to the work or activities conducted on the Property by Buyer or Buyer’s

Agents. The provisions of this Section 3.5.4 shall survive any termination of this Agreement and shall not be limited in any way by any other terms of this Agreement.

3.5.5                        In no event shall Buyer or Buyer’s Agents have the right to place any materials or equipment on the Property (including, without limitation, signs or other advertising material) until after the Closing has occurred.

3.5.6                        Buyer shall, at its sole cost and expense, clean up and repair the Property, in whatever manner necessary, after Buyer’s or Buyer’s Agents’ entry thereon so that the Property shall be returned to the same condition that existed prior to Buyer’s or Buyer’s Agents’ entry thereon.

4.               ADDITIONAL AGREEMENTS OF THE PARTIES

4.1                   Seller’s Representations and Warranties. Seller hereby represents, warrants and covenants to and agrees with Buyer as follows:

4.1.1                        Seller has the legal right, power and authority to own the Property and to enter into and consummate the transactions contemplated by this Agreement, and this Agreement and all instruments, documents and agreements to be executed by Seller in connection herewith are, or when delivered shall be, duly authorized, executed and delivered by Seller and are, or when delivered shall be, valid, binding and enforceable obligations of Seller.

4.1.2                        There are no pending or, to Seller’s knowledge, threatened legal proceedings, administrative actions, or pending governmental investigation of any kind or character adversely affecting the Project or Seller’s interest therein.

4.1.3                        To Seller’s knowledge and except as may be disclosed in the Due Diligence Documents, Seller has received no written notice from any government authority of any violation of any statute, ordinance, code or regulation with respect to the Project, which violation has not been corrected.

4.1.4                        To Seller’s knowledge and except as may be disclosed in the Due Diligence Documents, Seller has received no written notice that the Project is in violation of any federal, state and local laws, ordinances and regulations applicable to the Project with respect to “Hazardous Materials” (as defined below), nor to Seller’s knowledge have any Hazardous Materials been or are currently being produced, disposed of, used or stored on or under the Property in violation of applicable law.

4.1.5                        Seller is not required to obtain any consents or approvals to consummate the transactions contemplated in this Agreement.

4.1.6                        To Seller’s knowledge, the copies of the Leases and Contracts delivered to Buyer (or made available to Buyer) for its review are true and correct copies of the Leases and Contracts and are all of the Leases and Contracts affecting the Property. To Seller’s knowledge all of the Leases and Contracts are in full force and effect and there are no defaults by any party thereto under the Leases and Contracts. To Seller’s knowledge, except as may be set forth on the rent roll that is a part of the Due Diligence items, Seller has received no notice of a current default by the landlord or tenant under any Leases in effect on the Effective Date or of any tenant’s intention to vacate its premises or discontinue its operations at the Property. Upon the Closing Date, there will be no unpaid leasing commissions or tenant improvement costs with respect to any of the Leases (except to the extent such tenant improvement costs may arise in the future pursuant to a Lease if, for example, a tenant were to renew its Lease and thereby be entitled to tenant improvements).

4.1.7                        As used herein, “to Seller’s knowledge” and phrases of similar import means the actual (not constructive and without attribution) conscious knowledge, without undertaking, and without any duty to undertake, any investigation or inquiry, of Deborah Hawthorne and Dirk Van Wyk, which individuals are the employees of Seller (or its affiliates) with the operational/asset disposition responsibility for the Project. It is expressly agreed and understood that in no event shall Buyer be entitled to bring any action(s) for damages or otherwise against such individuals. In the event Seller or Buyer should become aware of any facts or circumstances prior to the Closing Date that should render any of Seller’s representations and warranties that are limited to Seller’s knowledge no longer accurate, the party first becoming so aware shall promptly notify the other party in writing, and Buyer shall have the right, as its sole and exclusive remedy, to terminate this Agreement by written notice to Seller and Escrow Holder delivered within seven (7) days after receipt of Seller’s notice or first becoming aware of such facts, in which case this Agreement shall terminate in accordance with Section 3.3. This Section 4.1.7 shall supersede any inconsistent provision of this Agreement.

4.2                   Buyer’s Representations and Warranties.    Buyer hereby represents, warrants and covenants to and agrees with Seller as follows:

4.2.1                        Buyer’s Investigation and. Release. (a) Buyer acknowledges that, except as explicitly set forth herein, there are no representations or warranties of any kind whatsoever, express or implied, made by Seller in connection with this Agreement, the purchase of the Property by Buyer, the Contracts, the Leases, the physical condition of the Property or whether the Property complies with applicable laws or is appropriate for Buyer’s intended use; (b) prior to the Decision Date Buyer shall have (or shall have chosen not to have) fully investigated the Property (including the Leases and Contracts) and all matters pertaining thereto; (c) Buyer is not relying on any statement or representation of Seller, its agents or its representatives nor on any information supplied by Seller, its agents or its representatives; (d) Buyer, in entering into this Agreement and in completing its purchase of the Property, is relying, and shall rely, entirely on its own investigation of the Property based on its extensive experience in and knowledge of real property in the areas where the Property is located; (e) Buyer is aware (or has chosen not to be aware) of all zoning regulations, other governmental requirements, legal, site and physical conditions, and other matters affecting the use and condition of the Property; (f) Buyer’s decision to purchase the Property on the terms and conditions hereof has been, and at all times shall be, made solely and exclusively in reliance on Buyer’s own review, inspection and investigation of the Property (including the Leases and Contracts) and of materials, documents, information and studies relating to the Property; (g) BUYER SHALL PURCHASE THE PROPERTY IN ITS “AS IS” CONDITION AS OF THE DATE OF CLOSING. Without limiting the foregoing, Buyer acknowledges that Buyer has accepted full responsibility for assuring the Property complies at Closing with all applicable laws, rules, regulations, orders and ordinances, and in the event any such laws, rules, regulations, orders or ordinances impose any pre-Closing obligations upon Seller, Seller shall have the right to (i) perform the same at Buyer’s expense and the cost thereof shall be added to the Purchase Price at Closing, if Seller is obligated by law to perform the same prior to Closing, and/or (ii) require Buyer to execute and deliver at Closing any documentation requested by Seller or required by governmental authorities confirming Buyer has accepted such responsibility and indemnifying Seller against the same.

4.2.2                        Authority.  Buyer has the power and authority to own the Property and to consummate the transactions contemplated by this Agreement. This Agreement and all instruments, documents and agreements to be executed by Buyer in connection herewith are or when delivered shall be duly authorized, executed and delivered by Buyer and are valid, binding and enforceable obligations of Buyer. Each individual executing this Agreement on behalf of Buyer represents and warrants to Seller that he or she is duly authorized to do so.

4.2.3                        Consents.   Buyer is not required to obtain any consents or approvals to consummate the transactions contemplated in this Agreement.

4.3                   Reaffirmation.   The representations and warranties of Seller and Buyer set forth in Sections 4.1 and 4.2 are true and correct as of the date of this Agreement and shall be true and correct as of the Closing and shall be a condition of Buyer’s obligation to Close this transaction (except if Buyer shall have received written notice from Seller pursuant to Section 4.1.7 of any facts or circumstances prior to the Closing Date that should render any of Seller’s representations and warranties that are limited to Seller’s knowledge no longer accurate, or if Buyer itself shall have become aware of any facts or circumstances prior to the Closing Date that should render any of Seller’s representations and warranties that are limited to Seller’s knowledge no longer accurate, the foregoing condition to Closing shall be deemed waived after the expiration of the seven-day period referenced in Section 4.1.7).   Subject to Section 4.1.7, the Closing shall constitute each party’s reaffirmation of those representations and warranties as of the Closing, and each party shall execute and deliver at Closing a document (a “Reaffirmation Certificate”) reaffirming such representations and warranties, which shall survive the Closing.

4.4                   Condemnation. If, prior to Closing, any portion of the Property shall be condemned or become the subject of any pending or threatened condemnation action, Seller shall promptly notify Buyer thereof. This Agreement shall remain in full force and effect, regardless of such condemnation or threatened or pending action, and if any condemnation award is received by Seller prior to Closing, the amount of such award shall be applied as a credit against the Purchase Price. Any condemnation awards received by Seller on or after Closing shall be promptly delivered by Seller to Buyer. Notwithstanding the foregoing, in the event such condemnation involves 5% or more of the Land or the Improvements or affects any of the existing access points to the Property or permits a tenant to terminate its Lease or abate or reduce its rent, Buyer shall be entitled to terminate this Agreement by written notice thereof to Seller given within five (5) business days after Buyer shall have been notified of such condemnation, whereupon the Deposit (to the extent previously delivered to Escrow Holder) shall be returned to Buyer. Buyer’s failure to timely deliver such notice to Seller within such five (5) business day period shall constitute Buyer’s election to proceed to Closing.

4.5                   Damage or Destruction. In the event of any damage to or destruction of the Property prior to the Closing, Seller shall promptly notify Buyer thereof and the Closing shall nevertheless occur as otherwise provided for in this Agreement, except Seller shall assign to Buyer upon the Closing all insurance proceeds paid or payable to Seller in connection with such occurrences. Seller shall have no obligation to repair such damage or destruction. Notwithstanding the foregoing, if such damage or destruction to the Property shall cost more than $100,000 to repair, or permits a tenant to terminate its Lease or abate or reduce its rent, then Seller shall promptly so notify Buyer and within five (5) business days after receipt of such notice, Buyer shall deliver written notice to Seller and Escrow Holder, electing either: (a) to proceed with this transaction and Closing in accordance with this Agreement notwithstanding such damage or destruction; or (b) to terminate this Agreement in accordance with the terms of Section 3.3. Buyer’s failure to deliver either of such notices to Seller and Escrow Holder within such five (5) business day period shall constitute Buyer’s election to proceed to Closing under clause (a), in which event Seller shall assign to Buyer upon the Closing all insurance proceeds paid or payable to Seller in connection with such occurrences and credit Buyer with all deductibles or self-insured amounts applicable to such occurrences.

4.6                   Tenant Lease Amendments; Management of Property. Seller agrees to promptly provide Buyer with a copy of all proposed amendments to existing Leases, and all proposed new Leases, of any portion of the Property proposed to be executed after the Effective Date and before the date (the “Stop Date”) that is seven (7) days prior to the Decision Date for Buyer’s review, but in no event shall Buyer have any right to approve the same, and Buyer’s failure to terminate this Agreement on or before the Decision Date shall constitute Buyer’s deemed approval of all such Lease amendments and new Leases. From and after the Stop Date, Seller shall not execute any amendments to any existing Leases, or any new Leases, without Buyer’s prior written consent. Upon the Closing, Buyer shall reimburse Seller for, or assume Seller’s obligations with respect to, all leasing commissions paid or payable by Seller and/or tenant improvement obligations of Seller with respect to all Lease amendments and new Leases approved (or deemed approved) by Buyer pursuant to this Section 4.6 (except Seller shall be responsible for any leasing commissions payable with respect to any Leases that are renewed or extended before the Closing Date). Subject to damage or destruction, or other matters outside of Seller’s control, Seller agrees to continue to manage the Property until Closing in the same manner it is currently managing the Property (in no event shall Seller have any obligation to make capital repairs, replacements or improvements, nor to cause the Property to comply with applicable laws). Prior to Closing, and for a reasonable period of time thereafter, Seller agrees to reasonably cooperate with Buyer and Buyer’s accountants to facilitate Buyer’s evaluations and required reports, including at least a one-year audit of the books and records of the Property, which audit shall conclude with the execution by Seller of a letter in the form attached hereto as Schedule 4.6 (Seller confirms that the representations in such letter are, to Seller’s knowledge, correct as of the date of execution of this Agreement, but Seller reserves the right to revise such letter to reflect the state of Seller’s knowledge at the time Seller is requested to execute such letter).

4.7                   Estoppel Certificates. Seller agrees to promptly exert good faith efforts to obtain estoppel certificates (“Estoppels”) and subordination, non-disturbance and attornment agreements (“SNDAs”), on Seller’s form or on such other reasonable forms as Buyer shall deliver to Seller within five (5) days after the Effective Date, from the Tenants. Seller shall not be in default hereunder by reason of the unavailability, or contents, of any Estoppel or SNDA (but Seller shall act in good faith with respect to any defaults of Seller alleged by any Tenant in any Estoppel or SNDA). Subject to the further terms of this Section 4.7, Buyer shall have the right to terminate this Agreement pursuant to Section 3.3 if three (3) business days prior to Closing Seller shall be unable to obtain Estoppels approved by Buyer executed by (i) Office Max, Bank of America, Marie Callender’s, Ross Dress for Less and Silk Pavillion (collectively, the “Majors”), plus (ii) other tenants (the “Minors”) which, in the aggregate, occupy at least seventy five percent (75%) of the remaining leased space at the Property not counting the space leased by the Majors, plus, if applicable, any owner’s association or similar authority under any active, recorded covenants, conditions and restrictions affecting the Property (a “CC&R Estoppel”). Buyer shall be deemed to have approved each Estoppel delivered to it by Seller unless Buyer shall have delivered written notice to Seller objecting to such Estoppel within four (4) days after Seller’s delivery of such Estoppel to Buyer. Buyer shall have no right to object to, and shall be deemed to have approved, any Estoppel executed on a form set forth in, or stipulated by, the applicable lease that does not reflect a default by landlord or tenant and that does not contain any information materially inconsistent with the information set forth in the applicable lease to which it pertains. Buyer shall have no right to terminate this Agreement by reason of the unavailability, or contents, of any SNDAs. Seller agrees to execute and deliver to Buyer at Closing a “Seller Estoppel” with respect to those Majors and Minors and any CC&R Estoppel as to which Seller has been unable to obtain an executed Estoppel (or CC&R Estoppel), but each Seller Estoppel shall be limited “to Seller’s knowledge” (as defined in Section 4.1.7). Buyer shall further have the right to terminate this Agreement and to obtain a return of its Deposit if any Tenant shall, on the Closing Date, be delinquent, beyond any applicable grace period set forth in its Lease, in paying its monthly rent due under its Lease.

4.8                   Hazardous Material Waiver. Buyer, on behalf of itself, its successors and assigns, hereby releases Indemnitees from and against any and all liabilities, claims, demands, suits, judgments, causes of action (including, but not limited to, causes of action arising under the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et. seq.), losses, costs, damages, injuries, penalties, enforcement actions, fines, taxes, remedial actions, removal and disposal costs, investigation and remediation costs and expenses (including, without limit, attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs), sums paid in settlement of claims, whether direct or indirect, known or unknown, arising out of, related in any way to, or resulting from or in connection with, in whole or in part, the presence or suspected presence of Hazardous Materials (defined below) in, on, under, or about the Property.

“Hazardous Material(s)” means any chemical, substance, material, controlled substance, object, condition, waste living organisms or combination thereof which is or may be hazardous to human health or safety or to the environment due to his radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum hydrocarbons and petroleum products, lead, asbestos, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any federal, state or local law based upon, directly or indirectly, such properties or effects.

5.               CLOSING

5.1                   Deposits Into Escrow.

5.1.1                        At least one (1) business day prior to the Closing Date, Seller shall deposit into Escrow:

(a)                                  A grant deed conveying the Project to Buyer (the “Deed”), subject to the Permitted Exceptions;

(b)                                 An affidavit or qualifying statement which satisfies the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Non-Foreign Affidavit”), and a “Withholding Exemption Certificate, Form 593”, pursuant to the California Revenue and Taxation Code stating either the amount of withholding required from Seller’s proceeds or that Seller is exempt from such withholding requirement (the “Certificate”).

(c)                                  An original bill of sale and assignment (the “Bill of Sale”), duly executed by Seller, assigning and conveying to Buyer all of Seller’s right, title and interest in and to the Personal Property. The Bill of Sale shall be in the form of Exhibit “B” attached hereto;

(d)                                 An original assignment and assumption agreement (the “Assignment and Assumption Agreement”) duly executed by Seller assigning all of Seller’s right, title and interest in and to the Leases and the Contracts. The Assignment and Assumption Agreement shall be in the form of Exhibit “C” attached hereto (at or before Closing, Seller shall terminate all Contracts as to which Buyer shall have directed Seller in writing to terminate);

(e)                                  A letter to each Tenant (the “Tenant Letters”) advising the Tenant of the sale of the Property, the transfer of the Tenant’s security deposit to Buyer and of the name and address of Buyer (or its property manager); and

(f)                                    Seller’s Reaffirmation Certificate (subject to Section 4.1.7), and any certificates of occupancy and zoning letters with respect to the Property in Seller’s possession not previously delivered to Buyer (Seller has no obligation to obtain any such certificates of occupancy or zoning letters).

5.1.2                        On or before 10:00 a.m. Pacific time or the Closing Date, Buyer shall deposit into Escrow:

(a)                                  Funds in accordance with the provisions of Section 1.3.2;

(b)                                 Buyer’s Reaffirmation Certificate;

(c)                                  An original counterpart of the Assignment and Assumption Agreement duly executed by Buyer; and

(d)                                 the Tenant Letters.

5.1.3                        Seller and Buyer shall each deposit such other instruments and funds as are reasonably required by Escrow Holder or otherwise required to close Escrow and consummate the sale of the Property in accordance with the terms of this Agreement, including but not limited to documents required under Section 5.4.1 and closing statements.

5.2                   Prorations.

5.2.1                        Rentals from Leases (including fixed monthly rentals and other periodic rentals, additional rentals, percentage rentals, operating cost pass-throughs and other sums and charges payable by the tenants), prepaid rentals and prepaid payments (collectively, “Rent”) shall, subject to the further provisions hereof, be prorated on the basis that Buyer shall receive a credit for all security deposits actually held by Seller and for all Rent which Seller has actually received before the Closing which is allocable to the period after the Closing. Seller shall not receive a credit for any Rent Seller has not received as of (the Closing that is allocable to the period prior to the Closing. If Buyer shall collect any such Rent (including without limitation percentage rent) after the Closing allocable to the period prior to the Closing, Buyer shall promptly pay the same to Seller, after application of the same to any rent due from the applicable Tenant after the Closing.

5.2.2                        Real estate taxes shall be prorated as of the Closing on the basis of the most recent assessed valuation of and rates and multiplier applicable to the Property. If prorations are not made on the basis of the current tax year or if supplemental taxes are assessed after the Closing for the period prior to the Closing, the parties shall make any necessary adjustment after Closing by cash payment upon demand to the party entitled thereto so that Seller shall have borne all taxes allocable to the period prior to the Closing (including all supplemental taxes which are allocable to the period prior to Closing) and Buyer shall bear all taxes allocable to the period after the Closing (including all supplemental taxes which are allocable to the period after the Closing).

5.2.3                        Seller shall endeavor to have all of its utility accounts with respect to the Property closed out effective as of the Closing Date; if such close-out is not possible, utilities shall be prorated as of the Closing (with the assumption that utility charges were uniformly incurred during the billing period in which the Closing occurs).

5.2.4                        Common area and maintenance charges, property taxes, insurance and other operating cost pass-throughs payable by Tenants which accrue as of the Closing Date, but which are not then due and payable (collectively, the “Operating Expenses”), shall not be prorated, except as herein provided. Buyer shall receive and retain any Operating Expenses paid by Tenants on or after the Closing Date and Seller shall receive and retain any Operating Expenses paid by Tenants prior to the Closing Date; provided, however, that any monthly or periodic deposits or payments of estimated Operating Expenses with respect to the month in which the Closing occurs received by Seller prior to the Closing Date or by Buyer on or after the Closing Date shall be prorated as of the Closing Date. Buyer and Seller shall prorate at Closing, actual Operating Expenses collected by Seller from Tenants prior to Closing with actual Operating Expenses paid by Seller with respect to such period, so that if there are any rebates owing to Tenants for the period of Seller’s ownership, Seller shall pay Buyer the amount of such rebates at Closing, and if the Tenants owe the landlord any additional amounts for Operating Expenses with respect to the period of Seller’s ownership,

Buyer shall promptly pay Seller the amount so owed to the landlord upon Buyer’s receipt of the same (and Buyer shall exert diligent good faith efforts to collect the same but shall not required to terminate any Lease or evict any Tenant in connection therewith). Any prorations under this Agreement based upon monthly amounts shall be based upon a thirty (30) day month; any prorations under this Agreement based upon annual amounts shall be based upon a 366 day year.

5.3                   Payment of Closing Costs.

5.3.1                        Closing Costs Borne by Seller. Seller shall bear and Escrow Holder shall discharge on Seller’s behalf out of the sums payable to Seller hereunder (a) one-half of Escrow Holder’s fee, (b) the Orange County documentary transfer taxes, (c) all costs and expenses of the Owner’s Policy (except Buyer shall pay all costs attributable to any endorsements, any extended coverage and any deletion of the survey exception from the policy), and (d) any additional charges payable in accordance with common escrow practices in Orange County, California.

5.3.2                        Closing Costs Borne by Buyer. Buyer shall deposit with Escrow Holder for disbursement by Escrow Holder (a) one-half of Escrow Holder’s fee, (b) all costs and expenses of the Owner’s Policy not borne by Seller, (c) the recording fees and documentary transfer fees not borne by Seller required in connection with the transfer of the Property to Buyer, and (d) any additional charges payable in accordance with common escrow practices in Orange County, California.

5.4                   Closing of Escrow.

5.4.1                        Pursuant to Section 6045 of the Internal Revenue and Taxation Code, Escrow Holder shall be designated the “closing agent” hereunder and shall be solely responsible for complying with the tax reform act of 1986 with regard to reporting all settlement information to the Internal Revenue Service.

5.4.2                        Escrow Holder shall hold the Closing on the Closing Date if: (i) it has received in a timely manner all the funds and materials required to be delivered into Escrow by Buyer and Seller; and (ii) it has received assurances satisfactory to it that, effective as of the Closing, the Title Company will issue to Buyer, its standard coverage CLTA title insurance policy in the amount of the Purchase Price, insuring Buyer as the owner of the Property, subject only to the Permitted Exceptions (the “Owner’s Policy”).

5.4.3                        To Close the Escrow, Escrow Holder shall:

(a)                                  Cause the Deed to be recorded and thereafter mailed to Buyer, and deliver the Owner’s Policy, Bill of Sale, Assignment and Assumption Agreement (executed by Seller) and Non-Foreign Affidavit and Certificate (and any additional documents delivered pursuant to Section 5.1.1) to Buyer; and

(b)                                 Deliver to Seller the Buyer’s Reaffirmation Certificate, the Assignment and Assumption Agreement (executed by Buyer), and by wire transfer of federal funds, funds in the amount of the Purchase Price, plus or less any net debit or credit to Seller by reason of the prorations and allocations of closing costs provided for in this Agreement.

5.5                   Failure to Close; Cancellation. If Escrow Holder is not in a position to Close the Escrow on the Closing Date, then this Agreement shall terminate (and if Buyer is in default the Deposit shall be paid to Seller), except that no such termination shall relieve either party of liability for any failure to comply with the terms of this Agreement.

5.6                   LIQUIDATED DAMAGES. BUYER AND SELLER AGREE THAT IN THE EVENT OF A MATERIAL DEFAULT OR BREACH HEREUNDER BY BUYER (INCLUDING, WITHOUT LIMITATION, ANY DEFAULT OR BREACH BY BUYER WHICH RESULTS IN THE FAILURE OF ESCROW TO CLOSE), THE DAMAGES TO SELLER WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN, AND THAT THEREFORE THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES TO SELLER, SUCH DAMAGES INCLUDING COSTS OF NEGOTIATING AND DRAFTING OF THIS AGREEMENT, COSTS OF COOPERATING IN SATISFYING CONDITIONS TO CLOSING, COSTS OF SEEKING ANOTHER BUYER UPON BUYER’S DEFAULT, OPPORTUNITY COSTS IN, AND CARRYING COST ASSOCIATED WITH, KEEPING THE PROPERTY OUT OF THE MARKETPLACE, AND OTHER COSTS INCURRED IN CONNECTION HEREWITH. ACCORDINGLY, BUYER AND SELLER AGREE THAT, EXCEPT FOR ANY DAMAGES, COSTS AND EXPENSES INCURRED IN CONNECTION WITH OR RESULTING FROM BUYER’S DEFAULT, OR BREACH OF ITS INDEMNITY OBLIGATIONS UNDER SECTIONS 3.5 AND 6.16 (WHICH DAMAGES, COSTS AND EXPENSES SHALL SURVIVE ANY CLOSING OR TERMINATION OF THIS AGREEMENT AND ARE NOT LIMITED BY THIS SECTION 5.6), RECEIPT AND RETENTION OF THE DEPOSIT SHALL BE THE SOLE DAMAGES OF SELLER IN THE EVENT OF ANY BREACH OR DEFAULT BY BUYER HEREUNDER.

/s/ P.D.[ILLEGIBLE]	/s/ [ILLEGIBLE]
Seller’s Initials	Buyer’s Initials

5.7                   Seller’s Breach. In the event of a material breach by Seller hereunder, Buyer’s remedies shall be limited to (i) termination of this Agreement and the return to it of the Deposit, or (ii) specific performance of this Agreement, except that after Closing Seller shall remain liable for damages caused by Seller’s intentional wrongful actions in breach of this Agreement and for any damages for any breach of Seller’s representations and warranties that Buyer does not discover prior to Closing (in order for Buyer to recover any damages for any such breach, Buyer shall be required to allege and prove that at least one of the individuals referenced in Section 4.1.7 had actual conscious knowledge of the falsity of such representation and warranty when made, and Buyer shall be required to file a lawsuit against Seller with respect thereto not later than nine (9) months after the Closing Date). Except as expressly set forth in the preceding sentence, Buyer expressly waives and releases any right to sue Seller for damages.

5.8                   Possession. Subject to the Permitted Exceptions and the rights of the Tenants, possession of the Property shall be delivered to Buyer upon Closing.

6.               GENERAL PROVISIONS

6.1                   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

6.2                   Entire Agreement. This Agreement contains the entire integrated agreement between the parties respecting the subject matter of this Agreement and supersedes all prior and contemporaneous understandings and agreements, whether oral or in writing, between the parties respecting the subject matter of this Agreement.

6.3                   Legal Advice; Neutral Interpretation; Headings. Each party has received independent legal advice from its attorneys with respect to the advisability of executing this Agreement and the meaning of the provisions hereof. The provisions of this Agreement shall be construed as to their fair meaning, and not for or against any party based upon any attribution to such party as the source of the language in question. Headings used in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

6.4                   Choice of Law. This Agreement shall be governed by the laws of the State of California.

6.5                   Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

6.6                   Waiver of Covenants, Conditions or Remedies. The waiver by one party of the performance of any covenant, condition or promise under this Agreement shall not invalidate this Agreement nor shall it be considered a waiver by it of any other covenant, condition or promise under this Agreement. The waiver by either or both parties of the time for performing any act under this Agreement shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time. The exercise of any remedy provided in this Agreement shall not be a waiver of any consistent remedy provided by law, and the provision in this Agreement for any remedy shall not exclude other consistent remedies unless they are expressly excluded.

6.7                   Exhibits.   All exhibits to which reference is made in this Agreement are deemed incorporated in this Agreement.

6.8                   Amendment. This Agreement may be amended at any time by the written agreement of Buyer and Seller. All amendments, changes, revisions and discharges of this Agreement, in whole or in part, and from lime to time, shall be binding upon the parties despite any lack of legal consideration, so long as the same shall be in writing and executed by the parties hereto.

6.9                   Relationship of Parties. The parties agree that their relationship is that of seller and buyer, and that nothing contained herein shall constitute either party the agent or legal representative of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization between the parties hereto, nor is either party granted any right or authority to assume or create any obligation or responsibility on behalf of the other party, nor shall either party be in any way liable for any debt of the other.

6.10             No Third Party Benefit.   This Agreement is intended to benefit only the parties hereto and no other person or entity has or shall acquire any rights bereunder.

6.11             Time of the Essence.   Time shall be of the essence as to all dates and times of performance, whether contained herein or contained in any escrow instructions to be executed pursuant to this Agreement, and all escrow instructions shall contain a provision to this effect.

6.12             Further Acts.   Each party agrees to perform any further acts and to execute, acknowledge and deliver any documents, which may be reasonably necessary to carry out the provisions of this Agreement.

6.13             Recordation.   Buyer shall not record this Agreement, any memorandum of this Agreement, any assignment of this Agreement or any other document that would cause a cloud on the title to the Property.

6.14             Assignment. Upon written notice to Seller, Buyer shall be entitled to assign Buyer’s rights and delegate its obligations hereunder to a third party controlled by Buyer, but no such assignment shall release Buyer of any liability hereunder. Each party agrees to cooperate with the other party in competing an exchange qualifying for nonrecognition of gain under Internal Revenue Code §1031 and the applicable provisions of the California Revenue and Taxation Code (“Exchange”), and each party reserves the right to convert this transaction to an Exchange at any time before the Closing Date. If either party does elect to complete an Exchange, the other party shall execute all escrow instructions, documents, agreements or instruments reasonably requested by the first party to complete the Exchange; provided, however, that the other party shall incur no additional liabilities, expenses or costs (other than its attorneys fees in reviewing customary Exchange documentation) as a result of or connected with such Exchange, and shall not be required to take title to any other property. Notwithstanding that the transaction contemplated hereby should be effected as an Exchange through a third party as a qualified IRC §1031 intermediary, all obligations, representation, warranties and indemnities made by Buyer shall run to Seller, and all obligations, representations, warranties and indemnities made by Seller shall ran to Buyer, despite the fact that an intermediary or other third party facilitating a party’s tax-deferred exchange was substituted hereunder for that party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties to this Agreement.

6.15             Attorneys’ Fees. In the event of any litigation involving the parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of cither party under this Agreement, the prevailing party shall be entitled to recover from the other such attorneys’ fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation. All other attorneys’ fees and costs relating to this Agreement and the transactions contemplated hereby shall be borne by the party incurring the same.

6.16             Brokers. Pursuant to separate agreement, Seller shall pay Marcus & Millichap (“Seller’s Broker”), a brokerage commission for its services as broker in this transaction if, as and when the Closing occurs. Buyer and Seller each represent and warrant to the other that, except as stated in the preceding sentence (a) they have not dealt with any brokers or finders in connection with the purchase and sale of the Property, and (b) insofar as such party knows, no broker or other person is entitled to any commission or finder’s fee in connection with the purchase and sale of the Property. Seller and Buyer each agree to indemnify and hold harmless the other against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage fee, commission or finder’s fee which is payable or alleged to be payable to any broker or finder because of any agreement, act, omission or statement of the indemnifying party. The provisions of this Section 6.16 shall not be limited in any way by any terms of this Agreement.

6.17             Manner of Giving Notice. All notices and demands which either party is required or desires to give to the other shall be given in writing by personal delivery, express courier service or by telecopy followed by next day delivery of a hard copy to the address or telecopy number set forth below for the respective party, provided that if any party gives notice of a change of name, address or telecopy number, notices to that party shall thereafter be given as demanded in that notice. All notices and demands so given shall be effective upon receipt by the party to whom notice or a demand is being given.

To Buyer:	To Seller:
Inland Real Estate Acquisitions, Inc.	Donahue Schriber Realty Group, L.P.
2901 Butterfield Road	200 E. Baker Street, Suite 100
Oak Brook, IL 60523	Costa Mesa, CA 92626
Attn.: Steven Sanders	Attn.: Dirk Van Wyk
Telephone: 630-218-4948	Telephone: (714) 545-1400
Fax: 630-218-4935	Fax: (714) 545-4222

With a copy to:	With a copy to:
David Grccnman
18800 Von Karman Avenue, Suite 100
Irvine, CA 92612
Telephone: (949) 224-0338
Fax: (949) 224-0339

6.18             Survival. The terms and provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement or the termination of this Agreement for any reason without the conveyance of the Property to Buyer.

SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

SELLER:	Donahue Schriber Realty Group, L.P., a Delaware limited
Partnership

By: Donahue Schriber Realty Group, Inc., a Maryland corporation, its general partner

	By:	/s/ [ILLEGIBLE]

	Name:	[ILLEGIBLE]

	Title:	President

	By:	/s/ Dirk Van Wyk

	Name:	Dirk Van Wyk

	Title:	Vice President

BUYER:	Inland Real Estate Acquisitions, Inc., an Illinois corporation

	By:	/s/ G. Joseph Cosenza

	Name:	G. JOSEPH COSENZA

	Title:	PRESIDENT

JOINDER OF ESCROW HOLDER

Escrow Holder executes this Agreement for the purpose of agreeing to serve as escrow agent with respect to the Deposit and closing in accordance with this Agreement.

STEWART TITLE INSURANCE COMPANY

By:

Name:

Title: